Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President Investor Relations &
Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS’ NORRIS CYLINDER ANNOUNCES CLOSING OF BOLT-ON ACQUISITION

BLOOMFIELD HILLS, Michigan, June 10, 2010 — TriMas Corporation (NASDAQ: TRS) — a diversified global manufacturer of engineered and applied products — today announced that its Norris Cylinder subsidiary, included in the Company’s Engineered Components segment, has acquired certain assets related to Taylor-Wharton International’s (TWI) high and low-pressure cylinder business for the purchase price of $11 million of cash. The purchase price remains subject to a net working capital adjustment, if any, to be finalized within 90 days. As previously disclosed, Norris Cylinder entered into a purchase agreement on April 30, 2010 to purchase these cylinder assets pending approval by the court overseeing TWI’s bankruptcy filing, which was finalized June 9, 2010.

As part of the transaction, the Company acquired the Huntsville, Alabama facility, which generated 2009 revenues of approximately $17 million. The Huntsville operation, formerly known as Coyne Cylinder, manufactures acetylene cylinders, small and intermediate high-pressure EN and ISO 200-bar cylinders, and specialty cylinders including gas sampling/lecture bottles, inflation and aviation cylinders and nickel cylinders.

“We are pleased to opportunistically purchase these complementary assets through the bankruptcy process which we will integrate immediately into the operations of our Norris Cylinder business,” commented David Wathen, President and Chief Executive Officer of TriMas. “This acquisition, which is consistent with our bolt-on strategy, affords us access to new and expanded products to better service and meet our customers’ needs. Incorporating this business into the TriMas operating model will allow us to leverage the manufacturing capabilities of the Huntsville facility and realize other operating efficiencies.”

“This combination positions Norris Cylinder as the premier manufacturer of cylinders for the industrial market, as well as the leading provider of highly-engineered specialty cylinder products,” said Jerry VanAuken, President of Norris Cylinder. “While the synergies between these two businesses are significant, we are most excited about the ability to expand our product offering to our existing customers, as well as bringing new customers to Norris. We are also pleased to welcome the employees of the Huntsville operation into the Norris family.”

About Norris Cylinder

Located in Longview, Texas, Norris Cylinder is one of the world’s leading suppliers of high-pressure and low-pressure gas cylinders for storage, transportation and dispensing of compressed industrial gases. Norris Cylinder supplies its products to major industrial gas producers, welding equipment distributors and equipment manufacturers. For additional information, visit www.norriscylinder.com or call (903) 757-7633.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas has approximately 3,900 employees at more than 60 different facilities in 11 countries. For more information, visit www.trimascorp.com.

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